Exhibit 10.4

Certificate of Designation

Preferred Stock Class:

Series B

Neighpart International Corp.

Pursuant to Chapter 607 of the Florida Statutes, The Florida Business Corporations Act

NEIGHPART INTERNATIONAL CORP., a corporation organized and existing under the General Corporation Law of the State of Florida, (the “Company”).

DOES HEREBY CERTIFY:

That, the Board of Directors of the Company (the “Board of Directors” or the “Board”), pursuant to the authority of the Board of Directors as required by the Florida Business Corporations Act, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has previously authorized the creation of 20,000,000 preferred shares in the Company with a par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I.	DESIGNATION AND AMOUNT

The designation of this series consists of three million (3,000,000) shares of Preferred Stock and is the Series B Preferred Stock (the ‘Series B Preferred Stock”).

II.	CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

a.	“Common Stock” means the common stock of the Company, par value $0.001 per share, together with any securities into which the common stock may be reclassified.

b.	“Corporation” means the collective reference to the Company and its successors in interest.

c.	“Holder” shall mean the holder or owner of shares or his/her designee or assigns.

d.	“Securities Exchange” means any one of the New York Stock Exchange, NYSE, AMEX, NASDAQ, OTC Bulletin Board, OTM Markets or any other securities exchange or recognized quotation service in the United States where the Corporation’s Common Stock may be traded.

e.	“Series B Preferred Stock” shall mean the three million (3,000,000) shares of Series B Preferred Stock authorized for issuance pursuant to the Certificate of Designation.

f.	“Trading Day” shall mean any day on which the Common Stock is traded for any period on the Securities Exchange or other securities market on which the Common Stock is then being traded.

III.	DIVIDENDS

The Holder of Series B Preferred Stock will not be entitled to receive dividends of any kind when, and if, declared by the Board of Directors at their sole discretion.

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IV.	CONVERSION

a.	The Holder of the Series B Preferred Stock shall have the right, from time to time, to convert shares of the Series B Preferred Stock at the conversion ratio of ten (10) shares of Common Stock for each single (1) share of Series B Preferred Stock. Shares of Series B Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ration herein prior to the reverse split. The conversion rate of the Series B Preferred Stock would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

b.	If at any time or times after the issuance of Series B Preferred Stock to the Holder, the Company proposes for any reason to register any shares of its Common Stock for public sale under the Securities Act of 1933, as amended (whether in connection with a public offering of securities by the Company, a secondary offering of securities by stockholders of the Company, or both), the Company will promptly give written notice thereof to the Holder, such notice to include a brief description of the proposed registration and offering including the total proposed size, other anticipated selling shareholders, identity of the underwriter (if any), and anticipated range of offering prices. Within ten (10) days after receipt of such notice, the Holder may elect in writing to include a portion of his Series B Preferred Stock converted into the Company’s Common Shares (including all vested options to purchase shares) for sale and registration in such proposed offering, in which case the Company will effect the registration under the Securities Act of 1933 of all such shares (and options) requested by the Holder up to the total number of the Holder’s shares (including options). The Company shall not be required to include any shares of the Holder unless the Holder accepts the standard and customary terms of the underwriting as reasonably agreed upon by the Company and the managing underwriter(s) for such offering. The Company will bear all costs associated with the inclusion of the Holder’s shares in any offering.

V.	LIQUIDATION PREFERENCE

The Series B Preferred Stock shall have liquidation rights with respect to liquidation preference upon the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary equal to the number of shares of Common Stock as if all Series B Preferred Shares remaining issued and outstanding were converted to Common Stock.

VI.	VOTING RIGHTS

Each share of Series B Preferred Stock shall have ten (10) votes for any election or other vote placed before the shareholders of the Company.

VII.	MISCELLANEOUS

a.	Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series B Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (without and bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Series B Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series B Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series B Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.

b.	Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holder of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the Holder thereof) upon the written consent of the Holder.

c.	Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission or by confirmed email transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile or email transmission, in each case addressed to party.

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